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                                                                     Exhibit 8.2



January 8, 1998


PCI Chemicals Canada Inc.
c/o Pioneer Americas Acquisition Corp.
4300 NationsBank Center
700 Louisiana Street
Houston, Texas  77002

Re:         Registration Statement on Form S-4
            (File No. 333-41221)


We have acted as counsel to PCI Chemicals Canada Inc., a corporation incorporated under the laws of New Brunswick (the "Company" and, together with Pioneer Americas Acquisition Corp., a Delaware corporation ("PAAC") and the other subsidiaries of PAAC, the "Issuers"), in connection with the filing of a Registration Statement on Form S-4 (File No. 333-41221) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $175,000,000 in aggregate principal amount of 9-1/4% Series B Senior Secured Notes due 2007 (the "Exchange Notes") offered in exchange for up to $175,000,000 in aggregate principal amount of outstanding 9-1/4% Series A Senior Secured Notes due 2007 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Original Notes"). In that connection, we have prepared the section entitled "Certain Tax Consequences -- Canada" contained in the Registration Statement.

Our opinion is based on the provisions of the Income Tax Act (Canada) (the "Act"), the regulations thereunder, specific proposals to amend the Act, judicial authority and counsel's understanding of the current administrative practice of Revenue Canada, all as of the date of this letter, and all of which may change at any time.

Based on the foregoing, it is our opinion that:

         (i) The section entitled "Certain Tax Consequences -- Canada", while not purporting to discuss all tax matters relating to the Original Notes or the Exchange Notes, sets forth the principal Canadian federal income tax consequences with respect to holders to whom the summary is addressed. In addition, the exchange of Original Notes for Exchange Notes by such holders will not be a taxable exchange for Canadian federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.
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PCI Chemicals Canada Inc.
January 8, 1998
Page 2


We hereby consent to the use of this opinion as Exhibit 8.2 to the Registration Statement and related Prospectus filed with the Securities and Exchange Commission and to the reference to us under the caption "Legal Matters" therein.

Yours very truly,

/s/ Stikeman Elliott, a general partnership